Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated March 8, 2010 with respect to the financial statements of My Catalogs Online, Inc. Registration Statement and Prospectus, as. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Kramer, Weisman & Associates

Davie, FL

June 30, 2010